Exhibit 10.19

bebe stores, inc.
2006 MANAGEMENT BONUS PLAN

I.                   Eligibility

a.                 To be an “Eligible Employee” under the bebe 2006 Management Bonus Plan an employee must:

1.                 retain a position of management entitling the employee for bonus consideration;

2.                 achieve the employee’s specified financial goals established by the relevant members of Company management, and approved by the Compensation and Management Development Committee;

3.                 achieve a cumulative “meets expectations” rating at the employee’s year end review;

4.                 remain in good standing as an employee with no “final warnings” issued during either 2006 fiscal year 4th quarter and fiscal 2007 before fiscal 2006 bonus payments are made; and

5.                 be employed (or be moved within the Company from an ineligible position to an eligible position) by no later than the April 1 of the 2006 fiscal year and be employed through the date the fiscal year 2006 bonus payments are made. Bonus payment shall be subject to pro-ration, for the time employed as an Eligible Employee.

II.              Target Bonus Percentage

a.                 Each Eligible Employee shall be eligible to receive a bonus award based on a target percentage of salary assigned to such Eligible Employee by the Compensation and Management Development Committee or relevant members of Company management (“Target Bonus Percentage”). The range of Target Bonus Percentages for Eligible Employees shall be established by the Compensation and Management Development Committee. The amount of an Eligible Employee’s individual Target Bonus Percentage shall be determined by the Compensation and Management Development Committee or relevant members of Company management based upon the Eligible Employee’s position and responsibilities at the Company.

III.         Bonus Components

Within an Eligible Employee’s Target Bonus Percentage, the potential bonus shall be divided, allocated and payable, if appropriate, in the following components: 1) Company performance, 2) individual performance, and/or 3) unit or division performance (if applicable). The specific breakdown of allocation of each component shall depend on the specific position held by the Eligible Employee and unit or division (again, for the latter, if applicable) and shall be determined by the Compensation and Management Development Committee or relevant members of Company management. The Company performance component of the bonus shall be based upon the Company’s earnings per share (“EPS”) for fiscal year 2006 and shall be subject to a minimum and a maximum threshold, each as determined by the Compensation and Management Development Committee.

IV.         Other

a.                 The Company’s Compensation and Management Development Committee shall have the discretion to increase or decrease compensation awards under this plan as it deems appropriate.

b.                The amount determined payable shall be subject to all applicable income taxes and withholdings.